Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form F-3 and related Prospectus Supplement of CNOOC Limited in connection with the sale of Guaranteed Debt Securities by CNOOC Finance (2013) Limited unconditionally and irrecoverably guaranteed by CNOOC Limited and to the incorporation by reference therein of our reports dated March 22, 2013, with respect to the consolidated financial statements of CNOOC Limited, and the effectiveness of internal control over financial reporting of CNOOC Limited, included in its Annual Report on Form 20-F for the year ended December 31, 2012, filed with the Securities and Exchange Commission.

/s/ Ernst & Young

Certified Public Accountants

Hong Kong

May 1, 2013